Exhibit 99.2

FOR IMMEDIATE RELEASE

DPL Inc. Named One of the 100 Most Trustworthy Companies by Forbes

DAYTON, Ohio, April 17, 2009 — DPL Inc. (NYSE: DPL) was selected this month as one of Forbes’ “100 Most Trustworthy Companies.”

The list highlights those companies that “have consistently shown transparent and conservative accounting practices and solid corporate governance and management,” according to Forbes.  DPL Inc., parent company of Dayton Power & Light, Inc. headquartered in Dayton, Ohio, was one of seven electric utilities that appeared on the list.  It was also one of 38 mid cap companies out of the 100.

“We are extremely proud to be acknowledged by Forbes and Audit Integrity as one of the top 100 most trustworthy companies,” said DPL president and CEO Paul Barbas.  “The board of directors, executive officers and employees have made values, integrity and trustworthiness a priority in all that we do at DPL, and it is great to have our efforts recognized.  We believe these core values are the foundation for our long term success.”

The list was compiled by an independent financial analytics firm based in Los Angeles, Audit Integrity, that assigns an accounting and governance risk score to more than 8,000 companies traded on U.S. exchanges.

According to Forbes, “To qualify for the roster, the 100 companies had to have market caps of $200 million or more at the time Audit Integrity prepared the list, AGR (Accounting and Governance Risk ) ratings of ‘conservative’ or ‘average’ over each of the last four quarters and no amended filings with the Securities and Exchange Commission or material restatements over the last year. They also had to rank high in Audit Integrity’s Equity Risk Ranking, which indicates a positive forecast for equity returns.”

Audit Integrity said in its news release, “Our risk scores are derived from statistical analysis which incorporates over 100 metrics that together provide a comprehensive view of management behavior and motivation.”

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 514,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

News Media Contact:	Investor Relations Contact:
DPL Media Line	Craig Jackson
(937) 224-5940	Assistant Treasurer
(937) 259-7033